SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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AETNA INC. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)
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  Title of each class of securities to which transaction applies:

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Home: Investor Information: Q&As Regarding The Aetna Financial Services, Aetna International Sale
1. What are the basic terms of the agreement?
Sale Price Assumption of Debt Cash to Shareholders Taxes	Approximately $7.7 billion Approximately $2.7 billion Approximately $5 billion ($7.7 billion - $2.7 billion) Minimal corporate tax for Aetna
2. How is the transaction structured?
Aetna will spin off the health business to shareholders, resulting in each Aetna shareholder receiving for each share of Aetna that they own one share in the health company, which will be renamed Aetna Inc. Simultaneously ING will acquire the parent company (now called Aetna Inc.) and its remaining legal entities (e.g., ALIAC and Aetna International), which house the remaining financial services and international businesses. In addition to receiving one share in the health company in exchange for each share held prior to the deal, shareholders will receive approximately $35 per share in cash from ING.
3. How exactly does this happen? Spin, sale, debt?
All of the transactions within the sale will happen essentially simultaneously in approximately the following manner:
  Aetna U.S. Healthcare is spun off to shareholders of Aetna Inc. stock.

  Simultaneously, the parent company (now called Aetna Inc.) merges with a subsidiary of ING.

  Shareholders receive one share in the health company in exchange for each share of Aetna stock held at the time of the closing and approximately $35 in cash from ING in exchange for each share of Aetna stock held at the time of the closing.

  Aetna US Healthcare will be renamed Aetna Inc.

4. What are the total proceeds from the sale?
The cash to shareholders from ING is approximately $35 per share. Shareholders also will receive a share of the health company. The total value of the ING deal is approximately $7.7 billion, including ING's assumption of approximately $2.7 billion in debt.
5. What is the value of the deal to shareholders?
Net proceeds / # Shares: $5B / 141.1M = approximately $35 plus the value of the new health company shares as determined by the market.
6. What will happen with the cash proceeds?
ING will pay all cash — approximately $5 billion — directly to shareholders.
7. Will any of the proceeds be used for debt reduction or a share repurchase?
No. All cash will go directly to shareholders.
8. How will the spinoff of the health business work?
Each person who holds Aetna stock when the deal closes will receive one share in the health company in exchange for each share of Aetna Inc. held at the time of the closing.
9. What exactly do shareholders receive?
For each Aetna Inc. share, shareholders will receive one share of stock in the health company, as well as approximately $35 per share in cash from ING.
10. What will a share in the new health company be worth?
That will depend on what it will trade for in the market.
11. Will shareholders be taxed on the health company stock? On the cash distribution?
The transaction is considered taxable to shareholders for US federal income tax purposes. In order for shareholders to determine their US federal income tax liability, shareholders will compare the cash they receive plus the value of the new share on the transaction date to the cost they paid for each old share. The difference would result in the recognition of a taxable gain or loss, which may be long-term capital gains or losses depending on how long the old shares have been owned by the shareholders.

The value of the stand-alone health company's shares may be determined by calculating the mean of the high and low of the stock price on the first day the shares of the stand-alone health company trade on the New York Stock Exchange. Further details regarding the actual calculation of the value of the stand-alone health company's shares will be provided as soon as they are available.

The date of the closing of the transaction is considered the record date, distribution date, and the transaction date. Shareholders of record on the transaction date (date T) will be eligible for an equal number of shares in the stand-alone health company plus the cash redemption. The date following the transaction date (date T+1) is the date to be used in order to determine the value of the stand-alone health company's shares.

An example of a valuation determination is as follows:

  Assume on the first date of trading (date T+1), the shares of the stand-alone health company traded at a high of $50 and a low of $40. The mean of date T+1 would, therefore, be $45 per share.

  A shareholder holding 100 shares of Aetna Inc. stock would receive 100 shares of the stand-alone health company with a mean average value on date T+1 of $4,500 (100 shares x $45) plus a cash redemption of approximately $3,500 (100 shares x $35). Therefore, the total value to the shareholder would be $8,000 ($3,500 + $4,500).

  If the shareholder's original cost basis of the stock were $60 per share (or $6,000 = 100 shares x $60), and the shareholder held those shares for more than one year, the transaction would result in a long-term capital gain to the shareholder of $2,000.

  Going forward, the shareholder's cost basis in the stand-alone health company would be the value as determined on date T+1, or $4,500 (100 x $45) in this example.

12. What is the tax impact on Aetna?
Aetna expects to pay minimal corporate tax due to the transaction.
13. What happens to Aetna Inc. and Aetna Services debt?
Aetna's long-term debt will be assumed by ING.
14. What will happen to my existing shares of Aetna?
As a result of the integrated redemption transaction, each share of Aetna Inc. you held at the time of the closing will be redeemed for a new share of the health company and cash.
15. Should I send in my share certificates?
No. A letter of transmittal for use in surrendering your share certificates and obtaining payment for the shares will be sent to you promptly after the transaction is completed. Since New Aetna common stock will be issued as uncertificated shares registered in book-entry form through the direct registration system, no certificates representing your shares of New Aetna common stock will be mailed to you. Your book-entry shares will be held with the New Aetna transfer agent and registrar, EquiServe Trust Company, N. A., who serves as the official record keeper for New Aetna common stock. Under the direct registration system, instead of receiving stock certificates, you will receive an account statement reflecting your ownership interest in shares of New Aetna common stock. If at any time you want to receive a physical certificate evidencing your shares of New Aetna common stock, you may do so by contacting the New Aetna transfer agent and registrar.
16. What regulatory approvals are required?
The transaction is subject to customary state, federal and international approvals.
17. Is a shareholder vote required?
Yes — 2/3 of Aetna's outstanding shares must vote in favor of the merger of Aetna Inc. with ING's subsidiary.
18. When and where is the shareholders' meeting?
November 30, 2000 at 4:00 p.m., Eastern Time, at the Company's headquarters in Hartford, Conn.
19. When will I receive my proxy statement?
Mailing of the proxy statement commenced on October 23, 2000.
20. Who do I call if I need additional materials or assistance in voting my shares or if I have questions about the proposals?
Georgeson Shareholder Communications Inc. at 1-800-223-2064, in the United States, or 1- 212-440-9800 outside the United States.
21. When do you expect the sale to close?
Subject to regulatory approvals and a shareholder vote, Aetna's goal is to close the transaction by the end of 2000.
22. Where will the shares of the new health company trade?
Shares of the new health care company will trade on the New York Stock exchange under the AET ticker symbol.

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Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business and Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the capitalization of Aetna on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.